Exhibit 21.1
Subsidiaries of Semtech Corporation

•	Semtech EV, Inc. (California)

•	Semtech San Diego Corporation (California)

•	Sierra Monolithics, Inc. (California)

•	Semtech Colorado, Inc. (Delaware)

•	Semtech New York Corporation (Delaware)

•	Sierra Wireless America, Inc (Delaware)

•	Triune IP, LLC (Texas)

•	Triune Systems, L.L.C. (Texas)

•	NextInput, LLC (Delaware)

•	M2M Connectivity Australia Pty Ltd (Australia)

•	M2M One Pty Ltd (Australia)

•	Sierra Wireless, Inc. (Nova Scotia, Canada)

•	Semtech Canada Corporation (Nova Scotia, Canada)

•	Semtech Quebec Inc. (Quebec, Canada)

•	Semtech Semiconductor (Chengdu) Co. Ltd. (China)

•	Semtech Semiconductor (Shanghai) Co. Ltd. (China)

•	Semtech Semiconductor (Shenzhen) Company Limited (China)

•	Semtech France SAS (France)

•	Semtech (International) AG (Italy)

•	Sierra Wireless France SAS (France)

•	Sierra Wireless SA (France)

•	Sierra Wireless Solutions and Services SA (France)

•	Semtech Germany GmbH (Germany)

•	Semtech Semiconductor (Shanghai) Co. Ltd. (Beijing)

•	Semtech (International) AG (Philippines)

•	Semtech (International) AG (Taiwan)

•	Semtech Semiconductor (Malaysia) Sdn Bhd (Taiwan)

•	Semtech Semiconductor Holdings Limited (Hong Kong)

•	Sierra Wireless (Asia Pacific) Limited (Hong Kong)

•	Sierra Wireless Hong Kong Limited (Hong Kong)

•	Semtech Advanced Systems India Private Limited (India)

•	Sierra Wireless India Private Limited (India)

•	Semtech Japan GK (Japan)

•	Sierra Wireless Luxembourg S.A.R.L. (Luxembourg)

•	Semtech Semiconductor (Malaysia) Sdn Bhd (Malaysia)

•	Snowbush Mexico S.A.P.I. de C.V. – 99.9% (Mexico)

•	M2M One NZ Ltd (New Zealand)

•	Sierra Wireless Korea Limited (South Korea)

•	Semtech (International) AG (South Korea)

•	Sierra Wireless Sweden AB (Sweden)

•	Semtech (International) AG (Switzerland)

•	Semtech Neuchatel SARL (Switzerland)

•	Semtech EMEA Limited (United Kingdom)

•	Semtech Limited (United Kingdom)

•	Semtech UK Holdings Ltd (United Kingdom)

•	Sierra Wireless Limited (United Kingdom)